UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2007
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

As previously announced, on April 13, 2007, EMCORE Corporation (the “Company”) exercised its right under that certain Consents to Amendment and Waiver, dated April 9, 2007 (the “2004 Consent”), between the Company and the Consenting Holders party thereto, to repurchase $9.438 million of its 5.5% Senior Subordinated Convertible Notes due 2011 (the “2004 Notes”) issued pursuant to the Indenture, dated as of February 24, 2004 (the “2004 Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Pursuant to the Consent to Amendment and Waiver, dated as of April 9, 2007(the “2005 Consent”), between the Company and Alexandra Global Master Fund Ltd. (“Alexandra”) related to the Company’s 5.5% Senior Subordinated Convertible Notes due 2011 (the “2005 Notes”) issued pursuant to the Indenture, dated as of November 16, 2005, between the Company and the Trustee, the Company is required to exchange all 2004 Notes purchased pursuant to the 2004 Consent for an equal principal amount of 2005 Notes beneficially owned by Alexandra.

On April 30, 2007, the Company and Alexandra completed the exchange (the “Exchange”) of $9.438 million aggregate principal amount of 2004 Notes for $9.438 million aggregate principal amount of 2005 Notes. Pursuant to the Indenture governing the 2005 Notes, the 2005 Notes acquired by the Company in the Exchange will be cancelled. The Company did not receive any consideration in connection with the Exchange.

To the extent the Exchange would be considered a sale of securities under the Securities Act of 1933, as amended (the “Securities Act”), the 2004 Notes were issued to Alexandra in reliance on an exemption from the registration provisions of the Securities Act pursuant to Section 4(2) of the Securities Act. The Company has not made any other sales of securities that are part of the same offering. No underwriting discounts or commissions were paid in this transaction, and the Company conducted no general solicitation in connection with the offer or sale of the securities issued in connection with this transaction. Alexandra, as the acquiror of the 2004 Notes, made representations to the Company regarding its status as a qualified institutional buyer as defined in Rule 144A under the Securities Act and its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

The 2004 Notes received by Alexandra in the Exchange are convertible into shares of the Company’s common stock in certain instances set forth in the 2004 Indenture at a conversion price of $7.01 per share, subject to adjustment as provided in the 2004 Indenture.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced today that Dr. Richard A. Stall, a founder, Executive Vice President, and the Chief Technology Officer of the Company, has resigned and will leave the Company on June 27, 2007. Dr. Stall co-founded the Company in 1984. The Company sold both its New Jersey based Electronic Materials Division and its joint venture, GELcore in August 2006. Shortly thereafter, in November 2006, the Company announced the relocation of its headquarters to Albuquerque, New Mexico. Dr. Stall decided against relocation and plans to act as an advisor to start-up technology companies in New Jersey.

In connection with his departure, Dr. Stall has negotiated a severance package with the Company specifying his severance benefits. In accordance with the Company’s Severance Policy adopted in 2004, under the terms of a Severance Agreement currently under negotiation the Company will pay Dr. Stall $470,400 (equal to 98 weeks of his salary), less applicable tax withholdings and deductions, in a lump-sum payment to be paid on January 2, 2008. Additionally, to the extent Dr. Stall elects to continue coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, pursuant to its severance policy the Company will pay a portion of Dr. Stall’s health insurance premiums.

* * * *

Statements contained in this Current Report on Form 8-K that disclose the Company’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties regarding the Company include but are not limited to (a) the finalization and audit of the Company’s unaudited fourth quarter and fiscal year 2006 results, (b) the effects of the Company’s voluntary review of its historic stock option granting practices, including (i) risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, (ii) the possibility that the Company will not be able to file additional reports with the Securities and Exchange Commission in a timely manner, (iii) the possibility that the Company in consultation with the Company's independent public accountants or the SEC, may determine that additional stock-based compensation expenses and other additional expenses be recorded in connection with affected option grants (iv) the Company may incur negative tax consequences arising out of the stock option review, (v) the possible delisting of the Company’s stock from the Nasdaq National Market pursuant to Nasdaq Marketplace Rule 4310(c)(14) and (vi) risk of additional litigation arising out of or related to the Company’s stock option grants or a restatement of the Company’s financial statements, and (c) factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this Current Report on Form 8-K are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: April 30, 2007	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer